UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K/A
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 23, 2025
PROS Holdings, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33554	76-0168604
(Commission File Number)	(IRS Employer Identification No.)

3200 Kirby Drive, Suite 600	Houston	TX		77098
(Address of Principal Executive Offices)				(Zip Code)

Registrant’s telephone number, including area code			(713)	335-5151

(Former Name or Former Address, if Changed Since Last Report)
 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock $0.001 par value per share	PRO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

PROS Holdings, Inc. (the “Company”) is filing an amendment to its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2025 (the “Original Form 8-K”) solely for the purpose of amending and restating Item 3.02 in its entirety to correct an inadvertent error contained therein regarding the strike price and cap price of the Company’s capped call transactions. Other than as set forth in this Explanatory Note, this amendment does not amend any other disclosures in the Original Form 8-K.

Item 1.01 Entry Into a Material Definitive Agreement

Indenture

On June 24, 2025, PROS Holdings, Inc. (the “Company,” “we,” “us” or “our”) issued $235.0 million in aggregate principal amount of 2.50% Convertible Senior Notes due 2030 (the “Notes”) under an indenture, dated as of June 24, 2025, (the “Indenture”) between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). As previously disclosed in the Company’s Current Report on Form 8-K dated June 13, 2025, the Company issued the Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes and any common stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Notes will bear interest at a rate of 2.50% per year, payable semiannually in arrears in cash on January 1 and July 1 of each year, beginning on January 1, 2026. The Notes are our general unsecured obligations and will rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the Notes, will rank equally in right of payment with all of our existing and future general unsecured liabilities that are not so subordinated, will be effectively junior to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all indebtedness and other liabilities (including trade payables but excluding intercompany obligations owed to the Company or its subsidiaries).

Holders may convert their Notes at their option on any day prior to the close of business on the business day immediately preceding April 1, 2030 only under the following circumstances: (1) during the five consecutive business day period immediately following any five consecutive trading day period (the “Measurement Period”) in which the trading price per Note for each day of that Measurement Period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (2) during any calendar quarter commencing after the calendar quarter ending September 30, 2025, if the last reported sale price of our common stock for 20 or more trading days (whether or not consecutive) in a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable conversion price in effect on each such trading day; or (3) upon the occurrence of specified corporate events. The Notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, April 1, 2030 until the close of business on the second scheduled trading day immediately preceding the applicable maturity date.

Upon conversion we will pay cash or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 50 trading day observation period. The initial conversion rate for the Notes will be 48.8293 shares of common stock per $1,000 in principal amount of Notes, equivalent to a conversion price of approximately $20.48 per share of common stock. The conversion rate will be subject to adjustment in certain circumstances.

Subject to certain exceptions, holders may require the Company to repurchase, for cash, all or part of their Notes upon a “Fundamental Change” (as defined in the Indenture) at a price equal to 100% of the principal amount of the Notes being repurchased plus any accrued and unpaid interest up to, but excluding, the “Fundamental Change Repurchase Date” (as defined in the Indenture). In addition, upon a “Make-Whole Fundamental Change” (as defined in the Indenture) prior to the maturity date of the Notes, we will, in some cases, increase the conversion rate for a holder that elects to convert its Notes in connection with such Make-Whole Fundamental Change. The Company may not redeem the Notes prior to July 3, 2028. On or after July 3, 2028, the Company may redeem the Notes at a redemption price of 100% of their principal amount plus any accrued and unpaid interest if the trading price of the amount of our common stock into which the Notes are convertible equals or exceeds 130% of the Notes’ principal amount. Upon any such redemption, holders of the Notes would, subject to specified conditions, be permitted to convert their Notes at an increased conversion rate.

The Indenture contains certain events of default after which the Notes may be due and payable immediately. Such events of default include, without limitation, the following: failure to pay interest on any Note when due and such failure continues for 30 days; failure to pay any principal of any Note when due and payable at maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise; failure to comply with our obligation to convert the Notes into cash, our common stock or a combination of cash and our common stock, as applicable, upon exercise of a holder’s conversion right and such failure continues for 3 business days; failure to comply with our obligations under the Indenture with respect to our consolidation with or merger with or into or sale, transfer or lease of all or substantially all of our properties and assets to another person; failure by us to provide timely notice of a Fundamental Change, Make-Whole Fundamental Change or certain specified corporate transactions; our failure in performance with any other agreements under the Indenture (other than those described above in this paragraph) and such failure or breach continues for 60 days after written notice has been given to us by the holders of at least 25% in principal amount of the notes then outstanding; default by us or one of our Subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any indebtedness for money borrowed in excess of $40.0 million; certain events of bankruptcy, insolvency or reorganization of us or one of our Subsidiaries; or a final judgment or judgments for the payment of $40.0 million or more rendered against us or any of our Subsidiaries, which judgment is not discharged or stayed within 60 days after the date on which the right to appeal has expired if no such appeal has commenced or the date on which all rights to appeal have been extinguished.

Amendment to Credit Agreement

On June 23, 2025, the Company entered into an amendment to its existing secured Credit Agreement (the “Amendment to the Credit Agreement”), dated July 21, 2023, among the Company’s wholly owned subsidiary PROS, Inc, certain other subsidiaries of the Company, as guarantors and Texas Capital Bank, as administrative agent (the “Administrative Agent”). The Amendment to the Credit Agreement, among other things, includes the consent of the Administrative Agent and other lenders party thereto (the “Lenders”) to the issuance of the Notes described above.

The foregoing description of the Amendment to the Credit Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Amendment to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under the Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities

As described in Item 1.01 of this Report, which is incorporated herein by reference, on June 24, 2025, the Company issued $235.0 million aggregate principal amount of Notes in a private placement pursuant to exemptions from the registration requirements of the Securities Act. The Company issued the Notes in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Notes and common stock issuable upon conversion of the Notes, if any, at our election, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes are convertible into cash, shares of the Company’s common stock, or a combination thereof, as described in this Report.

The net cash proceeds from the Notes offering were approximately $48.8 million before deducting estimated offering expenses. The Company paid an aggregate of approximately $27.9 million to the Option Counterparties for the capped call transactions.

The description of the Indenture contained herein is qualified in its entirety by reference to the Indenture and the form of Global Note, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

In connection with the offering of the Notes, as previously disclosed in the Company’s Current Report on Form 8-K dated June 13, 2025, on June 12, 2025, the Company entered into privately negotiated capped call transactions with option counterparties (the “Option Counterparties”). Funding of the capped call transactions occurred on June 24, 2025. The capped call transactions cover, subject to customary anti-dilution adjustments, the number of shares of the Company’s common stock initially underlying the Notes, at a strike price that corresponds to the initial conversion price of the Notes, also subject to adjustment, and are exercisable upon conversion of the Notes. The capped call transactions are intended to reduce potential dilution to the Company’s common stock and/or offset any cash payments the Company will be required to make in excess of the principal amount upon any conversion of Notes. The strike price of the capped call transactions is set at 35.0% above the Reference Price (as defined in the form of Base Capped Call Confirmations), subject to a cap price of 100% above the Reference Price.

The Company will not be required to make any cash payments to the Option Counterparties upon the exercise of the options that are evidenced by the capped call transactions. In connection with the conversion of any Notes, subject to the cap feature described above, the Company will be entitled to receive from the Option Counterparties an aggregate amount of cash and/or number of shares of the Company’s common stock, based on our settlement method election for the Notes, for all Notes converted on a conversion date generally corresponding to the amount by which the conversion settlement amount exceeds the $1,000 principal amount for each Note that the Company is obligated to deliver to holders of the Notes under the indenture governing the Notes.

The description of the capped call transactions contained herein is qualified in its entirety by reference to the form of Base Capped Call Confirmations, which is attached as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated June 13, 2025.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

4.1	Indenture, dated June 24, 2025 between PROS Holdings, Inc. and Wilmington Trust, National Association, as trustee

4.2	Form of Global Note (included in Exhibit 4.1)

10.1	First Amendment to Credit Agreement between PROS Holdings, Inc., the guarantors, and Texas Capital Bank, as administrative agent, dated June 23, 2025

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PROS HOLDINGS, INC.

Date: June 30, 2025	/s/ Damian W. Olthoff
Damian W. Olthoff
General Counsel and Secretary